Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IFRESH INC.

Pursuant to Section 245 of the

Delaware General Corporation Law

iFresh Inc., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1.           The name of the corporation is iFresh Inc. (hereinafter called the “Corporation’).

2.           The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 21, 2016.

3.           This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.           This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5.           The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is iFresh Inc. (hereinafter called the "Corporation").

SECOND: The registered office of the Corporation is to be located at 850 New Burton Road, Suite 201, in the City of Dover, in the County of Kent, in the State of Delaware 19904. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH: The name and mailing address of the incorporator is: Jaszick Maldonado, c/o Loeb & Loeb LLP, 345 Park Avenue, New York NY 10154.

FIFTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, of which 100,000,000 shares shall be common stock of the par value $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A.       Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.       Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.      Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.      The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.      The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

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SEVENTH:

A.       A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.       The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.       Notwithstanding the foregoing provisions of this Article Seventh, no indemnification nor advancement of expenses will extend to any claims made by the Company’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

EIGHTH: No stockholder or former stockholder, in such capacity (“plaintiff”), shall commence any derivative action or other action against the Corporation or any of its directors, officers, employees, accountants, attorneys, financial advisors, placement agents, or underwriters, in which wrongdoing is alleged for which the Corporation could be liable or with respect to which the Corporation might have an indemnification obligation (“stockholder action”), unless plaintiff and its counsel have entered a written agreement with the Corporation that: (a) plaintiff will not pay or agree to pay, and plaintiff’s counsel will not seek, any fee in respect of such stockholder action, whether plaintiff prevails in such stockholder action, in settlement thereof, or otherwise, except a fee determined solely upon actual and reasonable time expended, at reasonable hourly rates set forth in the agreement, subject to customary periodic rate increases, of which plaintiff's counsel shall advise the Corporation in advance, but in any case not exceeding rates prevailing for ordinary commercial litigation; (b) neither plaintiff nor plaintiff’s counsel shall pay or agree to pay any consultant, expert, or witness in connection with such stockholder action any compensation or reimbursement, other than on a flat-fee or hourly basis, at customary rates agreed in advance of the engagement of such consultant, expert, or witness; and (c) plaintiff's counsel shall provide the Corporation, at least monthly, a report of the time expended each day by each of its professionals in connection with the stockholder action during the period reported upon, describing the activities in reasonable detail and the dollar amount chargeable in connection therewith, summaries of time and charges with respect to each professional for such period and since inception, and expenses, including consultant, expert, and witness compensation and expenses, accrued or incurred during such period and since inception, provided that no confidential communication or attorney work product must be disclosed. Neither the Corporation nor any person acting on the Corporation’s behalf shall make or agree, conditionally or otherwise, to make any payment in respect of plaintiff’s counsel fees or expenses, including consultant, expert, and witness compensation and expenses, in connection with such stockholder action, except insofar as this Article and the agreement required hereby have been complied with.

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NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, the certificate of incorporation or the by-laws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Richard Xu, its Chief Executive Officer, as of the ___ day of        , 2016.

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Richard Xu, Chief Executive Officer

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